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                                                                   Exhibit 10.19

                               EVOKE INCORPORATED


                  Series E Preferred Stock Purchase Agreement




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                               Table of Contents

                                                                            Page

1.   Agreement To Sell And Purchase........................................... 1

     1.1  Authorization of Shares............................................. 1

     1.2  Sale and Purchase................................................... 1

2.   Closing, Delivery And Payment............................................ 1

     2.1  Closing............................................................. 1

3.   Representations And Warranties Of The Company............................ 2

     3.1  Organization, Good Standing and Qualification....................... 2

     3.2  Capitalization...................................................... 2

     3.3  Subsidiaries........................................................ 3

     3.4  Authorization; Binding Obligations.................................. 3

     3.5  Consents and Approvals.............................................. 3

     3.6  No Violations....................................................... 3

     3.7  Financial Statements; Interim Changes............................... 4

     3.8  Compliance with Laws................................................ 4

     3.9  Proprietary Rights.................................................. 4

     3.10  Actions Pending.................................................... 5

     3.11  Material Contracts................................................. 5

     3.12  Investments in United States Real Property Interests............... 5

     3.13  Unrelated Business Taxable Income.................................. 6

     3.14  Taxes.............................................................. 6

     3.15  Real Property...................................................... 6

     3.16  Insurance Coverage................................................. 7

     3.17  Employees and Actions.............................................. 7

     3.18  No Brokers or Finders.............................................. 7

     3.19  Alliances, etc..................................................... 8

     3.20  ERISA.............................................................. 8

     3.21  Full Disclosure................................................... 10

     3.22  Securities Laws................................................... 10

     3.23  Inventions Assignment and Confidentiality Agreement............... 11




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     3.24  Interested Party Transactions..................................... 11

     3.25  Environmental Matters............................................. 11

     3.26  Company Status.................................................... 11

4.   Representations And Warranties Of The Purchasers........................ 11

     4.1  Requisite Power and Authority...................................... 12

     4.2  Investment Representations......................................... 12

5.   Conditions Precedent To Purchasers' Obligations......................... 14

6.   Miscellaneous........................................................... 16

     6.1   Definitions....................................................... 16

     6.2   Governing Law..................................................... 16

     6.3   Survival.......................................................... 16

     6.4   Successors and Assigns............................................ 17

     6.5   Entire Agreement.................................................. 17

     6.6   Specific Enforcement.............................................. 17

     6.7   Separability...................................................... 17

     6.8   Amendment and Waiver.............................................. 17

     6.9   Notices........................................................... 17

     6.10  Counterparts...................................................... 18

     6.11  Broker's Fees..................................................... 18

     6.12  Future Financings................................................. 18

     6.13  Confidentiality and Non-Disclosure................................ 18


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                  Series E Preferred Stock Purchase Agreement

     This Series E Preferred Stock Purchase Agreement (the "Agreement") is entered into as of March 29, 2000, by and among Evoke Incorporated, a Delaware corporation (the "Company"), and each of those persons and entities, severally and not jointly, whose names are set forth on Exhibit B attached hereto (collectively the "Purchasers" and individually a "Purchaser"). Capitalized terms not otherwise defined herein are defined in Section 7.1.

     In consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.   Agreement To Sell And Purchase

1.1 Authorization of Shares. On or prior to the Closing (as defined in Section 2 below), the Company shall have authorized the sale and issuance to the Purchasers of shares of its Series E Convertible Preferred Stock (the "Shares") having the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, attached hereto as Exhibit A (the "Certificate").

1.2 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing the Company hereby agrees to issue and sell to each Purchaser and each Purchaser severally and not jointly agrees to purchase from the Company, the number of Shares set forth opposite such Purchaser's name on Exhibit B, at a purchase price of Seven Dollars Twenty Eight Cents ($7.28) per Share.

2.   Closing, Delivery And Payment

2.1  Closing.  The  closing (the "Closing") shall take place at the offices of Cooley Godward LLP at 10:00 a.m. (Mountain Daylight Time) on March 29, 2000 or at such other place and on such other date as may be mutually agreeable to the Company and a majority of the Purchasers upon the satisfaction or waiver of
the conditions set forth in Section 5 herein.    At the  Closing, subject to the
terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of Shares to be purchased at the Closing by each Purchaser as set forth on Exhibit B hereto, against payment of the purchase price therefor by check or wire transfer of immediately available funds.

3.   Representations And Warranties Of The Company

     The Company hereby represents and warrants to each Purchaser that except as set forth on the Disclosure Schedule attached hereto, which shall be deemed representations and warranties as if made hereunder:

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3.1  Organization, Good Standing and Qualification.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver each of the Stockholders' Agreement, to issue and sell the Shares and the shares of the Company's common stock, $.001 par value (the "Common Stock") issuable upon conversion thereof (the "Conversion Shares"), to carry out the other provisions of this Agreement and the Stockholders Agreement, and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which it is required to be so qualified to do business as currently conducted and presently proposed to be conducted by the Company, except for in such jurisdictions in which the failure to so qualify would not reasonably be expected to have a material adverse effect on the business or operations of the Company.

3.2 Capitalization. The authorized capital stock of the Company, immediately prior to the Closing, will consist of ninety seven million (97,000,000) shares of Common Stock, one million two hundred five thousand six hundred ninety nine (1,205,699) shares of which are issued and outstanding, and fifty three million (53,000,000) shares of preferred stock, of which (i) five million twenty-five thousand (5,025,000) shares are designated Series A Convertible Preferred Stock, all of which are issued and outstanding, (ii) ten thousand, six hundred thirty-five (10,635) shares are designated Series B Convertible Preferred Stock, all of which are issued and outstanding, (iii) ten million (10,000,000) shares are designated Series C Convertible Preferred Stock, nine million nine hundred fifty three thousand nine hundred and thirty five (9,953,935) of which are issued and outstanding, (iv) thirty four million (34,000,000) shares are designated Series D Convertible Preferred Stock, thirty three million three hundred thirty three thousand three hundred thirty three (33,333,333) of which are issued and outstanding and (v) three million (3,000,000) shares of Series E Convertible Preferred Stock, none of which are issued and outstanding. (The Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock are collectively referred to as the "Preferred Stock".) All issued and outstanding shares of the Company's Common Stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.2, there are no outstanding options, warrants or other rights to purchase from the Company any of its securities. Except as set forth in Schedule 3.2 of the Disclosure Schedule, no shares of the Company's outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other person) pursuant to any agreement or commitment of the Company.

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3.3  Subsidiaries.  The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and under the Stockholders' Agreement and for the authorization, sale, issuance and delivery of the Shares has been taken or will be taken at or prior to the Closing. When issued in compliance with the provisions of this Agreement , the Shares will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved for issuance and, when issued upon conversion of the Series E Preferred Stock in accordance with the terms of the Certificate, will be validly issued, fully paid and nonassessable. The Stockholders' Agreement have been duly executed by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except (i) as limited by applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provision contained in the Stockholders Agreement may be limited by applicable federal or state securities laws.

3.5 Consents and Approvals. No filings with, notices to, or approvals of any governmental or regulatory body are required to be obtained or made by the Company in connection with the consummation of the transactions contemplated hereby except for filings pursuant to state and federal securities laws (all of which have been made by the Company, other than those which are required to be made after the Closing and which will be duly made on a timely basis).

3.6 No Violations. The execution and delivery of this Agreement and the Stockholders' Agreement and the performance by the Company of its obligations hereunder and thereunder (i) do not and will not conflict with or violate any provision of the certificate of incorporation, as amended, (including the Certificate), or bylaws of the Company and (ii) do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any encumbrance upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or other third party pursuant to, any law, statute, rule or regulation or any agreement or instrument or any order, judgment or decree to which the Company is subject or by which any of its assets are bound which would have a material adverse effect on the business, assets, financial condition or operations of the Company.

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3.7  Financial Statements; Interim Changes.  The Company's audited balance sheet as of December 31, 1999 and audited statements of operations and cash flows of the Company for the 12-month period ended December 31, 1999 (the "Latest Balance Sheet") delivered to the Purchasers in connection with the investment contemplated hereby have been prepared in accordance with generally accepted accounting principles consistently applied (subject to normal year-end adjustments) and fairly present in all material respects the financial position and the results of operations of the Company for the period covered thereby, and the Company has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either reflected or fully reserved against on the Latest Balance Sheet or incurred in the ordinary course of the business of the Company subsequent to the date thereof. Since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, operations, or financial condition as presently conducted or presently proposed to be conducted by the Company (a "Material Adverse Change").

3.8  Compliance with Laws.   The Company is not in violation or default of any
provisions of its Certificate of Incorporation or Bylaws, both as amended to-date. The Company's business has been conducted in compliance with all applicable laws and regulations of governmental authorities, except for such violations that have been cured or that, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Change.

3.9 Proprietary Rights. Section 3.9 of the Disclosure Schedule contains a complete and accurate list of (i) all patented and registered Proprietary Rights owned by the Company, (ii) all pending patent applications and applications for registrations of other Proprietary Rights filed by the Company, (iii) all unregistered trade names and corporate names owned or used by the Company and
(iv) all unregistered trademarks, service marks and copyrights and computer software, which are material to the financial condition, operating results,
assets, operations or business  of the Company.    Section 3.9 of the Disclosure
Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company to any third party with respect to any Proprietary Rights and all licenses and other rights granted by any third party to the Company with respect to any Proprietary Rights, except for "shrink-wrapped" or similar licenses granted to the Company by third parties for software used in the business of the Company that is generally commercially available. The Company owns or has the right to use pursuant to a valid license all Proprietary Rights necessary for the operation of the businesses of the Company as presently conducted and as presently proposed to be conducted. To the Company's knowledge, no loss or expiration of any Proprietary Right or related group of Proprietary Rights is threatened, pending or expected. The Company has taken all reasonably necessary actions to maintain and protect the Proprietary Rights which it owns and uses. The Company has no reason (without having conducted any special investigation) to believe that the owners of any Proprietary Rights licensed to the Company have not taken actions necessary to maintain and protect the Proprietary Rights which are subject to such licenses. Except


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as indicated on Section 3.9 of the Disclosure Schedule, (i) the Company owns all right, title, and interest in and to or has the right to use under a valid license all of the Proprietary Rights listed on such schedule and all other Proprietary Rights material to the operation of the business of the Company,
(ii) there have been no claims made against the Company asserting the invalidity, misuse or unenforceability of any of such rights and to the Company's knowledge, none is threatened, (iii) the Company has not received a notice of conflict with the asserted rights of others, and (iv) to the knowledge of the Company (without having conducted a special investigation or patent search) the conduct of the Company's business has not infringed or misappropriated and does not infringe or misappropriate any Proprietary Rights of other Persons, and, to the Company's knowledge, the Proprietary Rights owned by the Company have not been infringed or misappropriated by other Persons.

3.10 Actions Pending. Except as set forth in Schedule 3.10 of the Disclosure Schedule, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its respective properties or rights before any court or by or before any governmental body or arbitration board or tribunal.

3.11 Material Contracts. Except as set forth on Schedule 3.11 of the Disclosure Schedule, the Company is not a party to (and is not otherwise bound by) any of the following: (i) any employment or consulting contract, (ii) any agreement providing for the issuance or repurchase of any securities of the Company, (iii) any agreement in respect of registration rights, preemptive rights, rights of first refusal, voting rights or other rights of security holders, (iv) any agreement evidencing or providing for any indebtedness for borrowed money, or (v) any other agreement that could reasonably be deemed material to the Company.

3.12 Investments in United States Real Property Interests. The Company's capital stock does not constitute a United States real property interest as that term is defined in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the "Code"). The preceding representation is based on a determination by the Company that the Company is not and has not been a United States real property holding corporation (as that term is defined in Section 897(c)(2) of the Code) ("USRPHC") during the five (5) year period preceding the date of this Agreement. From time to time, upon request of any Purchaser, the Company shall make a determination as to its status as a USRPHC. If at any time in the future the Company should become a USRPHC, the Company shall, as promptly as possible, notify each Purchaser of such change in status.

3.13 Unrelated Business Taxable Income. Any gross income derived by the Purchasers from the Company shall be in the form of dividends, interest, capital gains and losses from the disposition of property, and rents and royalties, but only such rents and royalties as are excluded pursuant to Code Sections 512(b)(2) and 512(b)(3), respectively, in calculating unrelated business taxable income and only such dividends,


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interest, capital gains and losses, and rents and royalties that are not included under Section 512(b)(4) of the Code in calculating unrelated business taxable income.

3.14 Taxes. The Company has filed all tax returns (including statements of estimated taxes owed) required to be filed within the applicable periods for such filings and has paid all taxes required to be paid (other than those contested in good faith for which adequate reserves have been established), and has established adequate reserves (net of estimated tax payments already made) for the payment of all taxes payable in respect of the period subsequent to the last periods covered by such returns. There is no pending dispute with any taxing authority relating to any of such returns and the Company has not received notice of any proposed liability for any tax to be imposed upon the properties or assets of the Company. No deficiencies for any tax are currently assessed against the Company, and no tax returns of the Company have ever been audited, and, to the knowledge of the Company, there is no such audit pending or threatened. There is no tax lien, whether imposed by any federal, state or local taxing authority, outstanding against the assets, properties or business of the Company or its predecessor, except such liens for taxes not yet due and payable as may accrue in the ordinary course of business and for which the Company has established reasonable reserve and as would not, in any case, constitute a Material Adverse Change.

3.15  Real Property.

          (a) The Disclosure Schedule sets forth the addresses and uses of all real property that the Company owns, leases or subleases, and any material lien or encumbrance on any such owned real property or the Company's leasehold interest therein, specifying in the case of each such lease or sublease, the name of the lessor or sublessor, as the case may be, and the lease term. Copies of all leases have been provided to special counsel to the Purchasers.

          (b) The Company has good and marketable title to, and owns free and clear of all liens and encumbrances, all property listed as owned by the Company on the Disclosure Schedule, and, to the knowledge of the Company, there is no material violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to any real property owned, leased or subleased by the Company. With respect to the property it leases, the Company is in compliance with all such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          (c) There are no defaults by the Company or, to the knowledge of the Company, by any other party thereto, which might curtail in any material respect the current use of the Company's property listed on the Disclosure Schedule. Except for property sold or otherwise disposed of in the ordinary course of business since December 31, 1999, the Company owns free and clear of any liens or encumbrances, all of the personal property reflected as owned by the Company in the latest Balance Sheet,


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and all other material items of personal property acquired by the Company through the date hereof. All material items of such personal property are in good operating condition, normal wear and tear excepted.

3.16 Insurance Coverage. The Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no claims in excess of $50,000 in the aggregate pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date.

3.17 Employees and Actions. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could constitute a Material Adverse Change, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or its employment with the Company, nor does the Company have a current intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company. Except as set forth on the Disclosure Schedule, there are no employment, consulting or management agreements covering the management of t he Company.

3.18 No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company.

3.19 Alliances, etc. Except as set forth on the Disclosure Schedule, the Company is not engaged in any joint venture or partnership with any other Person.

3.20  ERISA                        .

          (a) Schedule 3.21 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs (the "Plans") maintained by Company or to which Company contributed or is obligated


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to contribute thereunder, and (ii) all "employee pension plans", as defined in
Section 3(2) of ERISA (the "Pension Plans"), maintained by Company to which the Company contributed or is obligated to contribute thereunder.

          (b) Purchasers will not have (i) any obligation to make any contribution to any Multiemployer Plan (as defined under ERISA) or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the Shares from the Company at the Closing in accordance with the terms of this Agreement.

          (c) The Pension Plans intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "IRC") are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the IRC.

          (d) All contributions required by law or pursuant to the terms of the Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans.

          (e) There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans.

          (f)  There has been no "reportable event" as that term is defined in
Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

          (g) There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Plans.

          (h) True, correct and complete copies of the following documents, with respect to each of the Plans, have been made available or delivered to the Purchasers by the Company: (A) any plans and related trust documents, and amendments thereto, (B) the most recent Forms 5500 (including any schedules thereto) and the most recent actuarial valuation report, if any, (C) the last Internal Revenue Service determination letter, (D) summary plan descriptions,
(E) written communications to employees relating to the Plans and (F) written descriptions of all non-written agreements relating to the Plans.


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          (i)   There are no pending actions, claims or lawsuits which have been asserted or instituted against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims), nor does the Company have knowledge of facts which could form the basis for any such claim or lawsuit.

          (j) All amendments and actions required to bring the Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (k) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither the Company nor a "party in interest" or a "disqualified person" with respect to the Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

          (l) Neither the Company nor any Person that, together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA or any general partnership of which the Company is or has been a general partner (an "ERISA Affiliate") has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

          (m) Neither the Company nor any ERISA Affiliate maintains retired life and retired health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary.

          (n) Neither the Company nor any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan through the Closing.

          (o) Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.

          (p) Neither the Company nor any ERISA Affiliate or any organization to which Company is a successor or parent corporation, within the meaning of
Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of
Section 4069 of ERISA.

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3.21  Full Disclosure.  No information contained in this Agreement, any other
Transaction Document, the Financial Statements or any written statement furnished by or on behalf of Company pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which made.

3.22 Securities Laws. In reliance on the investment representations contained in Section 4, the offer, issuance, sale and delivery of the Shares, as provided in this Agreement, are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and all applicable state securities laws, and are otherwise in compliance with such laws. Except as set forth in Schedule 3.23 of the Disclosure Schedule, neither the Company nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Company under circumstances which would require the integration of such offering with the offering of the Shares under the Securities Act and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder) which might subject the offering, issuance or sale of the Shares to the registration requirements of
Section 5 of the Securities Act.

3.23 Inventions Assignment and Confidentiality Agreement. Each employee and contractor of the Company has entered into and executed a Proprietary Information and Inventions Agreement in the form attached to this Agreement as Exhibit C or an employment or consulting agreement containing substantially similar terms.

3.24 Interested Party Transactions. Except as set forth in Schedule 3.25 of the Disclosure Schedule, to the knowledge of the Company, no officer or director of the Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any contract or agreement to which the Company is a party or by which it may be bound or affected.

3.25 Environmental Matters. The Company knows of no violation or violations by the Company, its employees or agents of any environmental or safety statute, law or regulation that in the aggregate would have a Material Adverse Effect, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No action, proceeding, permit revocation, writ, injunction or claim is pending or, to the Company's knowledge threatened concerning the Company's facilities and the Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose any material environmental liability upon the Company. As of the Closing, no Hazardous Material (as defined below) is present on any Company facility and, to the Company's knowledge, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a Company facility. To the Company's knowledge, there are no underground storage tanks, asbestos or PCBs present on a Company facility. For the purposes of this Section 3.26, the term "Hazardous Material" shall mean any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

3.26 Company Status. The Company is not (i) a "public utility holding company" or a "holding company" as defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" as defined in the Investment Company Act of 1940, as amended.


4.   Representations And Warranties Of The Purchasers

     Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

4.1 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Stockholders' Agreement and to carry out the provisions hereunder and thereunder. All actions on such Purchaser's part required for the lawful execution and delivery of this Agreement and the Stockholders' Agreement have been or will be effectively taken prior to the Closing and each such agreement constitutes a valid and binding obligation of such Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) to the extent the indemnification provision contained in the Stockholders Agreement may be limited by applicable federal or state securities laws.

4.2 Investment Representations. Such Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Such Purchaser also understands and hereby confirms that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser's representations contained in this Agreement.

          (a) Purchaser Bears Economic Risk. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Such Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times such Purchaser might propose.

          (b) Acquisition for Own Account. Such Purchaser is acquiring the Shares and the Conversion Shares for its own account for investment only, and not with a view towards their public resale or distribution within the meaning of the Securities Act; provided that the disposition thereof shall be and remain in the control of such Purchaser. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

          (c) Purchaser Can Protect Its Interest. Such Purchaser represents that, by reason of its or of its management's business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, such Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated by the Agreement.

          (d) Accredited Investor. Such Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (e) Company Information. Such Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company. Such Purchaser has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment.

          (f) Rule 144. Such Purchaser acknowledges and agrees that the Shares and the Conversion Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended) and the number of shares being sold during any three-month period not exceeding specified limitations.

          (g) Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Shares (or the Conversion Shares issuable upon the conversion thereof) unless and until there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement, or such Purchaser shall have established to the reasonable satisfaction of the Company that an exemption from registration is available.

          (h) Legends. It is understood that the certificates evidencing the Shares (and the Conversion Shares) may bear one or all of the following legends:

               (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION BEING AVAILABLE UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS."

               (ii) Any legend required by any applicable state securities laws.

               (iii)  Any legend required by the Stockholders Agreement.

5.  Conditions Precedent To Purchasers' Obligations

     The obligation of each Purchaser to purchase and pay for the Shares to be delivered to it at the Closing shall be subject to the satisfaction of the following conditions as of the Closing (except as otherwise noted):

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects;

          (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.


          (c) Certificate Effective. The Certificate shall have been duly adopted by the Company by all necessary corporate action of its Board of Directors and stockholders, and shall have been duly filed with and accepted by the Secretary of State of Delaware.



          (d) Compliance Certificate. The Company shall have delivered to a representative of all of the Purchasers at Closing a certificate signed on its behalf by its President and Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 5(a) - (c) have been fulfilled and stating that there shall have been no Material Adverse Change not previously disclosed to the Purchasers in writing.


    (e) Securities Exemptions. The offer and sale of the Shares to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.


    (f) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to a majority of the Purchasers and to special counsel to the Purchasers. Such documents shall include (but not be limited to):


          (i) Certified Charter Documents. A copy of the Certificate (as amended through the date of the Closing), certified by the Secretary of the Company as a true and correct copy thereof as of Closing.

          (ii) Corporate Actions. A copy of the resolutions of the Board of Directors, and, if required, the stockholders of the Company evidencing the amendment to the Certificate providing for the authorization of the Shares, the approval of the Stockholders' Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance and sale of the Shares and the other matters contemplated thereby.

          (iii) Secretary's Incumbency Certificate. A certificate of the Secretary or Assistant Secretary or other officer of the Company certifying the names of the officers of the Company authorized to sign this Agreement, the certificates for the Shares purchased under this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

          (iv) Good Standing Certificates. Certificate of good standing issued by the Delaware Secretary of State dated within ten (10) days of the Closing.

    (g) Bylaws. The Bylaws of the Company shall be in the form previously provided to special counsel for the Purchasers.

    (i) Stockholders' Agreement. Concurrent with the Closing, the Company, the Purchasers participating in such closing and the parties to the Stockholders'

Agreement dated November 17, 1999 between the Company and certain stockholders of the Company shall have entered into the Stockholders Agreement;

     (j) Legal Opinion. The Purchasers shall have received the legal opinion of Cooley Godward LLP, counsel to the Company, in the form of Exhibit D hereto as of the date of the Closing and each Additional Closing;

     (k) Microsoft Warrant. Solely with respect to the obligations of Microsoft Corporation to purchase Shares hereunder, Microsoft Corporation shall have received from the Company a warrant to purchase 858,416 shares of the Company's Series E Convertible Preferred Stock in the form attached hereto as Exhibit E.

     (l) Commercial Agreement. Solely with respect to the obligations of Microsoft Corporation to purchase Shares hereunder, the Company and Microsoft Corporation shall have entered into that certain Commercial Agreement (the "Commercial Agreement"), a form of which is attached hereto as Exhibit F.

     (m) Existing First Refusal Rights. Any preemptive rights, rights of first refusal or other similar rights as they apply to the issuance and sale of the Shares totaling greater than 50,000 shares, individually or in the aggregate, shall have been waived and released in writing or shall have been satisfied in full.


     (n) No Material Change. There shall not have been a Material Adverse Change since the date of the Latest Balance Sheet .

6.   Miscellaneous

6.1 Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

     "Proprietary Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and information, drawings, specifications, designs, plans, proposals, and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

6.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado, except that the General Corporation Law of the State of Delaware shall govern as to matters of corporate law. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

6.3 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Purchaser and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company hereunder in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

6.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

6.5 Entire Agreement. This Agreement, the Exhibits and the other documents expressly delivered hereunder, including the Stockholders' Agreement, supersede any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

6.6 Specific Enforcement. Any Purchaser shall be entitled to specific enforcement of its rights under this Agreement. The Company acknowledges that money damages would be an inadequate remedy for its breach of this Agreement and consents to an action for specific performance or other injunctive relief in the event of any such breach.

6.7 Separability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be enforced to the greatest extent permitted by law.

6.8 Amendment and Waiver. This Agreement may be amended or modified only upon the mutual written consent of the Company and the holders of at least 66 2/3% of the Shares (voting on an as-converted basis).

6.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day;
(iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, special next day delivery, with verification of receipt. All communications shall be sent to the Company at 1157 Century Drive, Louisville, CO 80027 and to a Purchaser at the address set forth on Exhibit B attached hereto or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

6.11 Broker's Fees'. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 6.11 being untrue.

6.12 Future Financings. Nothing contained in this Agreement or any Purchaser' s prior dealings with the Company shall be deemed to constitute a commitment on the part of any Purchaser to participate in any future financings by the Company.

6.13 Confidentiality and Non-Disclosure. The parties hereto agree to be bound by the confidentiality and non-disclosure provisions of Section 7.11 of the Stockholders' Agreement.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     In Witness Whereof, the parties hereto have executed the Agreement as of the date set forth in the first paragraph hereof.


                                 COMPANY:

                                 Evoke Incorporated

                                 By:    /s/ Paul A. Berberian
                                    _________________________________________

                                 Title: President and Chief Executive Officer
                                       ______________________________________

                                 PURCHASERS

                                 Microsoft Corporation

                                 By:  Microsoft Corporation

                                 By:    /s/ Brad Brunell
                                    ______________________________________


                                 [Signature Page to Purchase Agreement]

                                   EXHIBIT A

                         FORM OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                   EXHIBIT B
                             SCHEDULE OF PURCHASERS



                                          Number of Shares     Aggregate
                                                                Purchase
                                                                 Price
Name and Address


Microsoft Corporation                         686,813        $4,999,998.64








TOTAL                                                        $4,999,998.64

                                   EXHIBIT C
                  FORM OF PROPRIETARY AND INVENTIONS AGREEMENT

                                   EXHIBIT D

                             FORM OF LEGAL OPINION

                                   EXHIBIT E

                                FORM OF WARRANT

                                   EXHIBIT F

                              COMMERCIAL AGREEMENT

                                   EXHIBIT D

                             FORM OF LEGAL OPINION

                                   EXHIBIT E

                                FORM OF WARRANT

                                   EXHIBIT F

                              COMMERCIAL AGREEMENT



                                      24